Exhibit 99.1

For Immediate Release: December 9, 2009

For More Information, Contact:

Thomas C. Leonard, Senior Vice President & Chief Financial Officer
Phone: 603-913-2300
Fax: 603-913-2305

Pennichuck Corporation Announces Offering of Common Stock

MERRIMACK, NH (December 9, 2009) — Pennichuck Corporation (NASDAQ: PNNW) today announced that it is offering to the public 375,000 shares of common stock, plus up to an additional 56,250 shares of common stock to cover over-allotments, if any, under its existing shelf registration statement. The Company intends to use the proceeds to repay outstanding indebtedness and for general corporate purposes.

Janney Montgomery Scott LLC will serve as sole underwriter for the offering. The offering will be made only by means of a prospectus supplement and prospectus. A copy of the prospectus supplement and the prospectus related to the offering can be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the shares covered by the prospectus supplement has previously been filed with, and declared effective by, the Securities and Exchange Commission.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.  Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.” The Company’s website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to completion of the offering. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the likelihood that Pennichuck Corporation will complete the offering, the size of the offering, the price of the offering and the net proceeds raised in the offering.  Investors are encouraged to access Pennichuck Corporation’s registration statement, the prospectus supplement and the prospectus, as well as its annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation’s forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.